                                        EX 10.78.1

THE FOLLOWING DOCUMENTS ARE SUBSTANTIALLY THE SAMEFOR THE TEXAS COMMUNITIES.


          MANAGEMENT AND CONSULTING AGREEMENT
               Assisted Living Facility
     THIS AGREEMENT is by and between XL MANAGEMENT
COMPANY L.L.C., an Oregon limited liability company, ("XL") and ESC I, L.P., a Washington limited partnership ("Owner"). XL is engaged in the management and operation of assisted living care facilities, and through its officers and agents is experienced in such management and operation. Owner operates a 87 bed assisted living care facility located at 1808 W. Loop
250 N, Midland, Texas known as Saddleridge Lodge ("the
Facility") and desires to avail itself of the services of XL in management and operation of the Facility. As parties hereto, XL and Owner agree:

     1. MANAGEMENT AND CONSULTING RESPONSIBILITIES OF
XL: XL shall provide the following management, consulting and advisory services as an independent contractor to Owner in connection with the Facility, upon the terms and conditions as set forth in the agreement:

          (a) ADMINISTRATOR: XL shall recruit, evaluate and select the Administrator, who shall be responsible for the functional operation of the Facility and execution on a day-to-day basis of policies established by XL and Owner in accordance with this agreement.

          (b) PERSONNEL: XL shall establish all
necessary and desirable personnel policies, wage structures and staff schedules for employment of personnel at the Facility. Staffing shall be maintained in compliance with applicable state regulations. All personnel shall be employees of the Owner. It is the intention of both Owner and XL to control costs of operation by staffing at the level necessary to maintain quality service without waste. However, Owner understands and agrees that, during the initial fill-up period and during times of unusual conditions of competition or other economic pressures, additional costs may be incurred for staff and promotion in order to achieve and maintain essential occupancy levels.

          (c) OPERATIONAL POLICIES: XL shall develop all operational policies and procedures necessary to insure establishment and maintenance of the standards of resident care/services and licensure appropriate for the nature of the Facility.

          (d) FORMS: XL shall develop and adopt all invoices and other such forms necessary and desirable for effective, efficient and professional operation of the Facility. Such forms and invoices shall be sold to the Facility at a cost not to exceed that charged to other facilities managed by XL and in no event at a cost which exceeds a comparable retail price for such forms and invoices in the market.

          (e) CHARGES: Subject to the approval of
Owner, XL shall establish the schedules of recommended charges for services, including any and all special charges to the residents of the Facility. XL shall periodically review and adjust any and all such charges as necessary. XL shall not make material adjustments to rates without Owner consent.

          (f) INFORMATION: XL shall develop all initial and continuing informational material, mass media releases and other such publicity. XL shall also be responsible for matters related to customer relations.

          (g) EQUIPMENT AND IMPROVEMENTS: XL shall advise Owner as to equipment and improvements to the Facility which are needed to maintain certification and accreditation, to maintain or upgrade quality, or which are necessary to replace obsolete or run-down equipment. Owner consent shall be required for any capital improvement or equipment purchase greater that $52,500.00.

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          (h) BOOKKEEPING AND ACCOUNTING: XL shall
provide bookkeeping and accounting procedures necessary for the preparation of proper financial records.
Bookkeeping and accounting procedures and systems shall be according to generally accepted accounting principles which shall not distort income or loss.
Owner shall be responsible for preparing all federal and state income tax returns due from operation of the Facility.

          (i) REPORTS: XL shall prepare and provide to the Owner profit and loss statements with balance sheets and any census data or other reasonable information which may, from time to time, be specifically requested by Owner. Cost for these reports will be included in the management fee to be paid to XL
Management Company L.L.C., except for services required of outside vendors which will be in addition to management fees.

          (j) BUDGETS: XL shall prepare and shall
submit to Owner, for Owner's review and approval, an annual budget for the Facility for each calendar year during the Term setting forth the estimated receipts and expenditures (capital, operating and other) for the Facility on a monthly and an annual basis (the
"Operating Budget") and attempt to submit the Operating
Budget to Owner for approval prior to the commencement of the period covered thereby. XL shall implement the Operating Budget when it is approved by Owner (the
"Approved Operating Budget"), and XL shall use its reasonable efforts not to incur expenses in connection with the maintenance and operation of the Facility in excess of the amounts allocated to the various classifications of expenses in the Approved Operating
Budget without Owner's prior consent.

     2. OPERATING RESPONSIBILITIES AND BANK ACCOUNT:

          (a) OPERATING COSTS: Owner shall be
responsible for and shall pay all operating costs, wages, salaries, expenses and fees incident to the operation of the Facility, including all authorized costs incurred by XL on behalf of Owner, when due.

          (b) BANK ACCOUNT: XL shall establish and maintain a bank account with regard to the operations of the Facility, under which XL shall be authorized to withdraw funds, execute checks, and make disbursements.
All funds received in the operation of the Facility shall be deposited in this bank account, and Owner shall maintain in such account adequate funds to permit the prompt payment when due of the salaries of the Administrator and all other employees, taxes, insurance premiums, accounts payable incurred in the operation of the Facility, and all other expenses related to the operation of the Facility. XL shall disburse to Owner, upon request, any surplus funds in such bank account which in XL's opinion are not necessary for operation of the Facility. Such bank account shall be established in the bank or branch of such banks as shall be designated by XL. Notwithstanding the foregoing, no single expenditure exceeding Five Thousand Dollars
($55,000.00) shall be made by XL without the consent of Owner for other than normal operating costs. Owner shall be a signatory on the Facility account.

          (c) GENERAL XL AUTHORITY AND RESPONSIBILITY:
XL shall supervise the Administrator and all other personnel in the execution of policies established in Paragraph 1 of this agreement, and shall (i) prepare the payroll and prepare and file all payroll tax returns and reports, /ii) prepare and sign checks,
(iii) pay all accounts payable as they become due, so long as sufficient funds are available in the bank account, (iv) prepare and file such cost reports as required to establish reimbursement rates for all federal programs, and (v) arrange for the purchase and installation of any new equipment in accordance with Paragraph 1 of this agreement. It is specifically agreed that XL has sole power and authority for the preparation, filing and payment of all payrolls and payroll taxes of every nature, which duty may not be delegated to Owner. XL shall have authority as agent of Owner to perform all the foregoing tasks, and Owner shall not interfere with the management and operation of the Facility except in accordance with this agreement.

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     3. LIABILITY AND INDEMNIFICATION: Except for XL's
own negligent acts or omissions, gross mismanagement, breach of terms of this Agreement or deliberate acts detrimental to Owner's interest, XL does not assume any liabilities associated with or incident to the operation of the Facility, but all such liabilities shall be assumed by Owner as principal. XL acts as an independent contractor with regard to some services and as agent or Owner with regard to other services as described in this agreement, and does not act in any other capacities for Owner and does not act as principal in the operation of the Facility. XL does not guarantee that operation of the Facility will be profitable.

     Owner shall indemnify and hold XL harmless against any loss, claim or damage which XL may suffer or sustain by reason of failure by Owner to pay any and all operating expenses as they become due, assume any and all liabilities incident to operation of the Facility, maintain sufficient funds in the bank account, failure to maintain required insurance, or any other cost, expense, loss or claim suffered by XL for which it is not responsible according to the terms of this agreement.

     4. INSURANCE: Owner shall obtain on behalf of Owner all necessary and proper hazard insurance covering the premises occupied by the Facility, the furniture, fixtures and equipment situated thereon, and all necessary and proper liability insurance for the protection of Owner, XL, and the Administrator, employees and volunteers of the Facility and XL shall be named an additional insured with respect to liability. Such insurance shall be an expense of operation. The Facility shall utilize the risk management and insurance forms of Owner.

     5. PAYMENT: As consideration for the services rendered by XL in accordance with this agreement, Owner shall pay to XL a fee equal to 6% of the gross revenues, determined on an accrual basis.

          (a) If the services of XL commence or
terminate other than on the first day of the month, the fee shall be pro-rated proportionate to the number of days for which services are actually rendered.

          (b) Owner shall pay the fee to XL on a
monthly basis, and such fee may be disbursed by XL to itself out of the account provided for above in Paragraph 2 /b).

     6. BONUS FEE. XL shall be paid a bonus fee one year from the date of this Agreement based on the following schedule. If the Facility occupancy is between 75% and 89% at that date, XL shall be paid a $25,000 bonus fee. If the Facility occupancy is greater than or equal to 90% at that date, XL shall be paid a $50,000 bonus fee.


     7. TERMINATION.

          (a) In the event that Owner fails to maintain funds in the bank account sufficient to continue the operation of the Facility, materially interferes in the management and operation of the Facility to be performed by XL under this agreement, or in any other way materially violates or materially breaches this agreement or any covenant thereof XL may at its option, in addition and without prejudice to any other remedy it may have, terminate this agreement upon 30 days notice to Owner. If Owner operates the Facility under a lease, XL shall give written notice of any default hereunder to the Facility lessor and shall allow the Facility lessor to cure such default. If Owner cures the breach to XL's satisfaction during said period, the Agreement shall be reinstated on the original terms and conditions.

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          (b) In the event of a final decree against
the Owner under any bankruptcy, insolvency, or reorganization law, or the appointment of any receiver for Owner, or any assignment for the benefit of creditors of the Owner, XL may, at its option, in addition and without prejudice to any other remedy it may have, forthwith terminate this agreement without further obligation.
     Owner reserves the right to terminate the services of XL in the event that XL fails to manage the Facility with due diligence and pursuant to the standards of similar facilities. Owner shall also retain the right to terminate with XL in the event that Owner determines it would be in Owner's interest to sell the Facility to a third-party purchaser or Owner's license to operate the Facility is suspended or revoked or the licensing agency threatens to take such action. In the event of termination of XL by Owner for these reasons, Owner agrees to give XL not less than sixty (60) days' notice prior to the effective date of termination.

     In the event that Owner terminates with XL for cause, as hereinabove stated with the exception of selling the Facility, and in the event that a controversy develops between the parties pertaining to whether or not Owner is justified in so terminating XL, then, and in such event, such controversy shall be submitted to arbitration. Each of the parties shall be required to choose one arbitrator, and the two arbitrators shall then choose a third arbitrator to determine whether or not Owner may justifiably terminate its contract with XL for cause as stated herein. The parties agree to be bound by the decision of their arbitrators, and the arbitration proceeding must be carried out within thirty (30) days of the notice from Owner to XL of its wish to terminate XL's management contract.

     8. TERM: The term of this agreement shall commence on the date hereof and, unless earlier terminated in accordance with the provisions hereof, shall continue for a period of 30 months to and including the 20th day of July, 2000.

     9. PROPRIETARY MATERIALS: Various forms, operating procedures and controls employed by XL in the performance of the agreement are proprietary in nature and shall remain the property of XL and shall at no time be utilized, distributed, copied or otherwise used or employed by the Owner except with the consent of XL or in accordance with the terms and objectives of this agreement.

     10. ASSIGNMENT: This agreement may not be assigned by XL or the Owner to any party or parties without the written consent of the other, except that XL may assign the same to any corporation which controls it directly or indirectly, or which is controlled by it directly or indirectly.

      11. ATTORNEY'S FEES: In the event either party brings an action to enforce this agreement, the prevailing party in such action shall be entitled to receive costs and reasonable attorney's fees incurred by it in such amount as a court may deem reasonable, whether at trial or appellate court level.

      12. NOTICES: All notices, demands and other communications which may be or are required to be given hereunder or with respect hereto shall be in writing directed to the respective parties as follows, or to such other address as either party may, from time to time, designate by notice:





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XL                            Owner

Attn: Bruce D. Thorn
Attn: Michelle Bickford
XL Management Company LLC
ESC I, L.P.
2250 McGilchrist St. SE
c/o Emeritus Corporation
P.O. Box 14111
3131 Elliott Avenue, Suite 500
Salem, OR 97309-5026
Seattle, WA 98121


     13. ENTIRE AGREEMENT: This agreement constitutes the entire agreement between the parties and supersedes and cancels any and all other agreements between the parties relating to the subject hereof.
     Executed effective the 1st day of February, 1998.
XL
Owner

XL Management Company L.L.C.,
ESC I, L.P.,
an Oregon limited liability company
a Washington limited partnership
By:  /s/ Norman L. Brenden
By:  ESC G.P.I., INC.,
        ------------------------------
A Washington corporation
Norman L. Brenden
Manager
By:  /s/ Michelle A. Bickford

-------------------------------------

Michelle A. Bickford

Vice President New Business

Development
























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